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Exhibit 99.1

FOR IMMEDIATE RELEASE

SANDERS MORRIS HARRIS GROUP
FIRST QUARTER NET $0.07 PER SHARE

HOUSTON—MAY 8, 2003—Sanders Morris Harris Group Inc. (NASDAQ: SMHG), the largest investment banking firm headquartered in the Southwest, reported net income of $0.07 per share for the first quarter of 2003. Revenues were $20.9 million, compared to $20.8 million in the year ago period when earnings per share were $0.12. The Company had net income of $1.2 million in the quarter compared to $2.0 million in the same three months of 2002.

        Operating income (income before taxes, minority interests, changes in equity-method investments and unrealized trading gains and losses) in the 2003 quarter was $1.4 million, down from $2.5 million in the prior year. The Company attributed the decline to an extraordinary level of fixed income revenue and earnings in the 2002 quarter. Pretax profit from the fixed income area was $1.5 million in the 2002 period compared to $50,000 in 2003.

        Ben T. Morris, chief executive officer of Sanders Morris Harris Group stated, "Our earnings were below budget, hampered somewhat by difficult equity markets. However, we were profitable in each of our business units except retail brokerage, with particular strength in our Asset Management Division."

OUTLOOK

        Sanders Morris Harris Group reiterated its operating income guidance of $8 million to $12 million for the full year. Given the sensitivity of the Company's net income to the market value of the Company's security positions and the volatility in the securities market, net income guidance for the full year is not practical.

DIVIDEND

        The Company declared its regular quarterly dividend of $0.03 a share, payable July 16th to holders of record on July 1st.

        Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas that provides investment banking services and manages over $5.2 billion in client assets. Its operating entities are Sanders Morris Harris, Pinnacle Management & Trust Co., Salient Partners, SMH Capital Advisors, Inc. and Kissinger Financial Services. Additional information is available at www.smhg.net.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group's expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the Company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company's trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the Company's service. The Company does not undertake any obligation to update or revise any forward-looking statement.

—tables to follow—

SANDERS MORRIS HARRIS GROUP INC.
Selected Condensed Operating Information and Balance Sheet Data (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2003	2002
Net income calculation:
Revenues	$20,932	$20,823
Expenses	19,782	18,299

Net	1,150	2,524
Equity in income of limited partnerships	868	623
Minority interests	1	(16)

Income from continuing operations, before taxes	2,019	3,131
Provision for income tax	(830)	(1,162)
Net income	$1,189	$1,969

Diluted earnings per share	$0.07	$0.12

Weighted average shares outstanding:
Diluted	17,394,518	16,604,213
Operating income calculation:
Net income	$1,189	$1,969
Adjustments:
Provision for income tax	830	1,162
Changes in equity-method portfolio investments	(868)	(623)
Unrealized trading gains/losses and related expenses	231	(23)

Operating income	$1,382	$2,485

	March 31,
	2003	2002
Balance sheet data:
Cash and cash equivalents	$30,322	$31,493
Other liquid assets	7,181	5,382
Other tangible net assets	18,059	13,586

Tangible net assets	55,562	50,461

Shareholders' equity	$103,235	$98,134

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FOR IMMEDIATE RELEASE SANDERS MORRIS HARRIS GROUP FIRST QUARTER NET $0.07 PER SHARE